Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Home BancShares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common stock, par value $0.01 per share	Other	3,000,000 (3)	$22.18	$66,540,000 (2)	0.0000927	$6,168.26 (2)
Total Offering Amounts					$66,540,000		$6,168.26
Total Fee Offsets							$0.00
Net Fee Due							$6,168.26
(1)Pursuant to Rule 416, this registration statement is deemed to include additional shares of the registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the terms of the Home BancShares, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) to prevent dilution resulting from any further stock split, stock dividend or similar transaction.
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $22.18 per share, the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 18, 2022.
(3)Represents approximately 1,391,510 shares of Common Stock that remained available for issuance under the Home BancShares, Inc. Amended and Restated 2006 Stock Option and Performance Incentive Plan, as amended (the “2006 Plan”), plus 1,500,000 additional shares of Common Stock reserved for future issuance pursuant to stock options, restricted stock awards and other awards under the 2022 Plan and an estimate of approximately 108,490 shares of Common Stock subject to outstanding awards under the 2006 Plan that may become available for issuance under the 2022 Plan to the extent such outstanding awards under the 2006 Plan are forfeited, terminate, expire or lapse without shares of Common Stock being issued or to the extent such outstanding awards are settled for cash.
Table 2: Fee Offset Claims and Sources
N/A